FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-274151-01

D2-Natixis Multifamily Mortgage Trust 2026-M1

Loan Name	Loan Balance	Cost Basis
Redwood Campus Center	$39,162,750	$68,321,749
The Helm on the Allegheny	$38,000,000	$53,702,551
Star Westheimer	$35,400,000	$38,350,111
Royal Blue	$31,000,000	$44,769,955
Aviator at Brooks (Leasehold)	$29,750,000	$50,166,880
Prospect Row	$28,500,000	$32,256,000
Icon Broadway	$24,563,000	$35,643,445
Little Torch Cottages	$23,290,000	$21,659,324
The Links	$21,450,000	$22,038,112
Midline Apartments	$20,200,000	$26,883,902
1010 Bedford-Stuy	$19,000,000	$26,195,074
Avaya Stafford	$18,000,000	$20,473,171
The Lodge at St. Moritz	$18,000,000	$21,075,948
Star Villa Ana	$17,750,000	$22,800,000
The Maynard of Augusta	$16,100,000	$21,500,000
Townes at Southpark	$15,000,000	$15,256,743
436 & 442 East 13th Street	$14,800,000	$33,526,485
NOX Apartment	$13,167,000	$17,246,585
Hidden Creek Apartments	$12,950,000	$18,638,046
Alpine Studio	$10,550,000	$20,605,000
Total W.A.	$446,632,750	$611,109,081

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC (SEC FILE NO. 333-274151) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE DEPOSITOR, NATIXIS SECURITIES AMERICAS LLC, BARCLAYS CAPITAL INC., BMO CAPITAL MARKETS CORP., WELLS FARGO SECURITIES, LLC, OR ANY OTHER UNDERWRITER OR DEALER PARTICIPATING IN THIS OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS UPON REQUEST.

Ce document est la propriété de BPCE. Ne peut être communiqué à des tiers sans son autorisation écrite.	1/1